Exhibit 99.2

 Federal Court Dismisses DIRECTV Term Claim Against Pegasus Terminates Further Proceedings Before Court Between DIRECTV & Pegasus Terminates Further Proceedings Before Court Between DIRECTV & Pegasus

BALA CYNWYD, PA, May 13, 2004 - The United States District Court, Central District of California, yesterday dismissed DIRECTV's claim against Pegasus Satellite Television, Inc., a subsidiary of Pegasus Communications Corporation (NASDAQ: PGTV), that Pegasus' right to exclusive distribution of DIRECTV services will expire when DIRECTV's first satellite, DBS-1, is removed from service. Pegasus believes that the term of its right to exclusive distribution of DIRECTV in its territories is tied to the life of the DIRECTV satellites that transmit the DIRECTV services that Pegasus distributes on an exclusive basis. It has been estimated that those satellites have sufficient fuel to enable them to remain in service until 2016 and beyond.

o Cheryl Crate, Vice President of Communications for Pegasus, said: "In 1999, in a cynical attempt to limit our valuable rights and damage Pegasus, DIRECTV initiated a claim against Pegasus in Federal District Court in Los Angeles seeking a court ruling that the term of Pegasus' exclusive distribution rights was limited to only the first DIRECTV satellite, DBS-1, and not other satellites that provide our exclusive services. The District Court has now dismissed this claim. The District Court's decision makes clear that DIRECTV's cynical attempt over the last five years to persuade the District Court and the public that the term of our exclusive rights is limited to the life of DBS-1 has failed."
The District Court also dismissed Pegasus' claims against DIRECTV thereby terminating further proceedings between DIRECTV and Pegasus before the District Court.

A description of this litigation can be found in Pegasus Communications Corporation's Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.